News Release

Mattson Technology Contact Ludger Viefhues Mattson Technology, Inc. tel 510-492-6241 fax 510-492-5963 ludger.viefhues@mattson.com

MATTSON TECHNOLOGY, INC. ANNOUNCES
FOURTH QUARTER AND YEAR-END 2005 RESULTS

FREMONT, Calif. - February 1, 2006 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the fourth quarter and full year ended December 31, 2005.

Highlights of this report include:

  Achieved ninth consecutive profitable quarter.
  Strengthened balance sheet by increasing cash flow from operations and improving working capital.
  Expanded global customer base in 2005, adding new accounts in Europe, Korea, Taiwan and the U.S.
  Introduced new Suprema™ strip system designed to provide the highest throughput in industry.

Net sales for the fourth quarter were $51.8 million, up 8.7 percent from $47.7 million for the previous quarter, and down 27.5 percent from $71.4 million in the fourth quarter of 2004. Net sales for the fourth quarters of 2005 and 2004 each included royalties of $3.2 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. ("DNS"). Net income for the quarter was $5.7 million, or $0.11 per diluted share, compared with $3.5 million, or $0.07 per share, for the previous quarter, and $15.7 million, or $0.30 per share, for the fourth quarter of 2004. Net income for the quarter included a $0.1 million gain from an additional earn-out payment received from the sale of our Wet Business in March 2003 and a benefit of $3.0 million related to the release of a portion of the valuation allowance against deferred tax assets.

Gross margin for the fourth quarter was 40.6 percent, down 0.9 percentage points from 41.5 percent for the previous quarter, and down 3.6 percentage points from 44.2 percent for the fourth quarter of 2004. Excluding nonrecurring gains from earn-out payments related to the sale of our Wet Business of $0.1 million in the fourth quarter and $2.9 million in the previous quarter, operating expenses for the quarter were $20.6 million, up from $19.6 million for the previous quarter, and down from $23.4 million in the fourth quarter of 2004. Excluding the nonrecurring gains, operating expenses as a percentage of net sales were 39.8 percent for the quarter, compared with 41.2 percent for the previous quarter and 32.8 percent in the fourth quarter of 2004.

Shipments for the fourth quarter were $46.9 million, up 30.6 percent from $35.9 million for the previous quarter, and down 34.6 percent from $71.7 million for the fourth quarter of 2004. Net bookings for the fourth quarter were $50.0 million, up 8.7 percent from $46.0 million for the previous quarter, and down 13.2 percent from $57.6 million for the fourth quarter of 2004. Net bookings in the quarter resulted in a book-to-bill ratio of 1.07 to 1. Deferred revenues (which represent unrecognized revenues and pre-paid royalties received from DNS) were $21.9 million at the end of the fourth quarter compared with $25.2 million at the end of the previous quarter, and $30.3 million at the end of the fourth quarter of 2004.

Cash, cash equivalents, and short-term investments at the end of the fourth quarter were $129.3 million, up $5.0 million from $124.3 million at the end of the prior quarter, and up $36.6 million from $92.7 million at the end of 2004.

"We achieved our ninth consecutive profitable quarter, and this solid operational and financial performance demonstrates the success of our business model in helping us maintain profitability through a full industry cycle," said David L. Dutton, chief executive officer of Mattson Technology. "Mattson's investments in technology position us to drive market share gains and gross margin improvement. In the next cycle, we expect to move toward our goal of achieving a 45-50 percent trough-to-peak margin spread, compared to the 40-45 percent trough-to-peak spread at which we currently operate."

"With the addition of our recently introduced next-generation strip system, Suprema, Mattson has one of the strongest product portfolios in our focused market segments. And as we move into a year with improving market conditions, we plan to further leverage our leading technology and customer positions to capitalize on opportunities for future growth and deliver increased value for all of our stakeholders," concluded Dutton.

Attached to this news release are preliminary unaudited condensed consolidated statements of operations and balance sheets.

Forward-Looking Guidance: New order bookings in the first quarter of 2006 are expected to range between $53 million and $58 million. First quarter 2006 net sales are expected to range between $52 million and $57 million. Gross margin in the first quarter is expected to be in the range of approximately 41 percent to 46 percent.

On Wednesday, February 1, 2006, at 5:30 PM Eastern Time (2:30 PM Pacific Time), Mattson will hold a conference call to review the following topics: fourth quarter 2005 financial results, current business conditions and the near-term business outlook. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company's future prospects, including, but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company's products; customer acceptance of delivered products and the company's ability to collect amounts due upon shipment and upon acceptance; the company's ability to timely manufacture, deliver and support ordered products; the company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company's competitors; the company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

(consolidated financial tables follow)

# # #

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales	$ 51,791	$ 71,447	$ 211,579	$ 252,761
Cost of sales	30,787	39,861	125,162	141,973
Gross margin	21,004	31,586	86,417	110,788
Operating expenses:
Research, development and engineering	6,636	7,099	26,414	23,069
Selling, general and administrative	13,382	15,882	53,142	57,181
Amortization of intangibles	600	444	2,100	1,429
Gain on disposition of Wet Business	(72)	-	(2,934)	-
Total operating expenses	20,546	23,425	78,722	81,679
Income from operations	458	8,161	7,695	29,109
Interest and other income (expense), net	1,924	1,682	2,123	1,914
Income before income taxes	2,382	9,843	9,818	31,023
Benefit for income taxes	(3,365)	(5,810)	(3,800)	(5,502)
Net income	$ 5,747	$ 15,653	$ 13,618	$ 36,525
Net income per share:
Basic	$ 0.11	$ 0.31	$ 0.26	$ 0.74
Diluted	$ 0.11	$ 0.30	$ 0.26	$ 0.72
Shares used in computing net income
per share:
Basic	51,905	50,817	51,557	49,539
Diluted	53,017	52,295	52,784	51,073

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2005	2004
	(unaudited)	(1)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 129,282	$ 92,652
Short-term investments	-	-

Accounts receivable, net	29,028	58,288
Advance billings	10,145	16,793
Inventories, net	32,876	43,509
Inventories - delivered systems	2,517	5,258
Prepaid expenses and other assets	12,655	11,233
Total current assets	216,503	227,733
Property and equipment, net	23,038	27,396
Goodwill	20,005	24,451
Intangibles, net	10,897	12,897
Other assets	4,448	950
Total assets	$ 274,891	$ 293,427

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 17,436	$ 19,122
Accrued liabilities	35,047	47,705
Deferred revenue	21,850	30,313
Total current liabilities	74,333	97,140

Long-term liabilities:
Deferred income taxes	-	4,901
Total long-term liabilities	-	4,901

Total liabilities	74,333	102,041

Stockholders' equity:

Common stock	52	52
Additional paid-in capital	614,090	610,690
Accumulated other comprehensive income	8,181	16,027
Treasury stock	(2,987)	(2,987)
Accumulated deficit	(418,778)	(432,396)
Total stockholders' equity	200,558	191,386
	$ 274,891	$ 293,427

_________

(1)    Derived from audited financial statements